UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

EveryWare Global, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue, Lancaster, Ohio 43130
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 687-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On January 15, 2015, EveryWare Global, Inc. (the “Company”), received a deficiency notice from the NASDAQ Stock Market (“NASDAQ”) stating that for the last 30 consecutive business days, the Company had not met the $1 per share minimum bid price continued listing standard as required by Rule 5450(a)(1). As provided in the NASDAQ rules, the Company has 180 calendar days, or until July 14, 2015, to regain compliance. To regain compliance, the minimum bid price of the Company’s securities must be at least $1 for a minimum of ten consecutive business days at any time prior to July 14, 2015.
As previously disclosed, on November 19, 2014, the Company received a deficiency notice from NASDAQ stating that for the last 30 consecutive business days, the Company had not met the $15 million minimum market value of publicly held shares continued listing standard as required by Rule 5450(b)(3)(C). As provided in the NASDAQ rules, the Company has 180 calendar days, or until May 18, 2015, to regain compliance. To regain compliance, the market value of the Company’s publicly held shares must be $15 million or more for a minimum of ten consecutive business days at any time prior to May 18, 2015.
If the Company has not regained compliance prior to May 18, 2015, the Company will consider whether to apply to transfer its common stock to the NASDAQ Capital Market. The ability to transfer to the NASDAQ Capital Market would be dependent upon the Company meeting the applicable listing requirements for that exchange. If the Company does not transfer its securities to the NASDAQ Capital Market or regain compliance with Rule 5450(b)(3)(C) by May 18, 2015, the NASDAQ staff will issue a notice that its securities are subject to delisting. The Company then has the right to appeal the decision to a NASDAQ Listing Qualifications Panel.
If the Company is eligible to, and decides to, transition to the NASDAQ Capital Market, the transition would not impact the Company’s obligation to file periodic reports and other reports with the Securities and Exchange Commission under applicable federal securities laws.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EVERYWARE GLOBAL, INC.

Date:	January 20, 2015	By:	/s/ Joel Mostrom
		Name:	Joel Mostrom
		Title:	Interim Chief Financial Officer